UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 10, 2009

Cadence Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33103	41-2142317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12481 High Bluff Drive, Suite 200 San Diego, California 92130

(Address of principal executive offices, including zip code)

(858) 436-1400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On March 12, 2009, Cadence Pharmaceuticals, Inc. (the “Company,” or “Cadence”) issued a press release and is holding a conference call announcing its financial results for the three months and year ended December 31, 2008. A copy of this press release is attached as Exhibit 99.1 to this Form 8-K.

In accordance with General Instruction B.2. of Form 8-K, the information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On March 12, 2009, as part of Cadence’s press release announcing its financial results for the three months and year ended December 31, 2008, the Company also announced its decision to discontinue the development of its Omigard™ (omiganan pentahydrochloride 1% topical gel) product candidate. Omigard was in Phase III clinical development for the prevention of catheter-related infections. Although Cadence is continuing to evaluate its options under its license agreement with Migenix, Inc. covering Omigard, in connection with the discontinuation of the development of Omigard, the Company committed to a corporate restructuring in order to reduce costs. The restructuring, which may include a work force reduction, resulted in impairment charges in the fourth quarter of 2008 of approximately $2.4 million on the Company’s Omigard manufacturing equipment.

Cadence expects to incur charges under the corporate restructuring during the first quarter of 2009, which may include costs of employee severance and other costs related to workforce reductions. The Company has not yet completed its analysis of the costs associated with implementation of the corporate restructuring, and therefore is not yet in a position to make a good faith estimate of the amount, or range of amounts, of these costs. The Company will amend this Current Report on Form 8-K at such time as its management is able in good faith to estimate the amount, or range of amounts, of these costs.

Item 2.06	Material Impairments.

The disclosures set forth in Item 2.05 above are incorporated by reference herein.

Item 8.01	Other Events.

On March 12, 2009, Cadence announced results from the Company’s Central Line Infection Reduction Study (“CLIRS”) trial, a Phase III clinical trial of its Omigard product candidate. CLIRS was a multinational, randomized, double-blind, active comparator-controlled Phase III trial designed to evaluate the safety and efficacy of Omigard compared to 10% povidone iodine in patients undergoing short term, non-cuffed central venous catheterization. A total of 1,859 patients were enrolled at 58 clinical trial sites in the United States and Europe.

The primary efficacy endpoint of CLIRS was the incidence of local catheter-site infections (“LCSI”) prior to study discharge among survivors in the modified intent to treat subset for Omigard compared to 10% povidone-iodine. A determination of LCSI was made by blinded evaluation committee adjudication. The incidence of LCSI was 6.3% for patients treated with Omigard compared to 8.6% for patients treated with povidone-iodine (p=0.08).

There was evidence of antimicrobial efficacy observed in two of the secondary endpoints. Microbiologically-confirmed LCSI (mcLCSI), the subset of patients with LCSI plus a positive culture from the skin site or the catheter was 3.9% for patients treated with Omigard compared to 7.6% for patients treated with povidone-iodine (p<0.01). For the endpoint of catheter colonization (CC), which was a positive culture from the catheter, the incidence was 43.7% for patients treated with Omigard compared to 55.1% for patients treated with povidone-iodine (p<0.01).

For the secondary endpoint of catheter-related bloodstream infections (CRBSI), which was defined as matched cultures from both the catheter and the blood, the incidence was 19.5% for patients treated with Omigard compared to 23% for patients treated with povidone-iodine (p=0.08).

Safety data from CLIRS demonstrated that Omigard was generally safe and well tolerated. There were no statistically significant differences between Omigard and povidone-iodine across all key safety endpoints.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1*	Press Release of Cadence Pharmaceuticals, Inc. dated March 12, 2009

*	The information in Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADENCE PHARMACEUTICALS, INC.

By:	/s/ William R. LaRue
William R. LaRue
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Date: March 12, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Press Release of Cadence Pharmaceuticals, Inc. dated March 12, 2009

*	The information in Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.